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                    January 7, 2022

       Julie Bimmerman
       Interim Chief Financial Officer and Treasurer
       Rollins, Inc.
       2170 Piedmont Road , N.E.
       Atlanta, GA 30324

                                                        Re: Rollins, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2020
                                                            Filed February 26,
2021
                                                            File No. 001-04422

       Dear Ms. Bimmerman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services